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 FIVE MALL RACING CENTER CONVERSIONS WITH CHECKER FLAG LIGHTNING
                             COMPLETED ON SCHEDULE

         INDIANAPOLIS (July 19, 2004) - Interactive Motorsports and Entertainment Corporation (OTCBB:IMTS) Chairman and CEO William R. Donaldson reported today that five mall conversions are completed with Checker Flag Lightning.
         The mall racing centers that have converted to Checker Flag Lightning, under the terms of the lease assignment and revenue share agreement between Checker Flag Lightning and IMTS' wholly owned subsidiary Perfect Line, Inc. announced on March 23, are Concord Mills, Concord, NC (May 20), Opry Mills, Nashville, TN (June 11), Katy Mills, Katy, TX (June 25), Mall of Georgia, Buford, GA (July 13) and Riverchase Galleria, Birmingham, AL (July 15).
         Of the remaining two mall racing centers to convert under the agreement, the company has notified Woodfield Mall, Schaumburg, IL of its right to terminate that lease on July 31, 2004, and six of the race simulators are scheduled to be installed in September into a new Checker Flag Lightning mall site at Gurnee Mills, Gurnee, IL (located off of I-94 between Chicago and Milwaukee, WI). Negotiations are still underway with regard to the final racing center conversion at the Palisades Center, West Nyack, NY.
         Checker Flag Lightning is also on schedule to open its mall merchandise and racing center on August 4 at the new Jordan Creek Town Center in West Des Moines, Iowa. The site will include 8 of the company's race cars simulators under a revenue share agreement.

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For more information on IMTS, visit www.SMSonline.com
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Forward-looking statements
Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Interactive Motorsports and Entertainment Corporation, are subject to a number of risks and uncertainties that may cause the Company's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, the outlook of the economy and the effect on future revenues, access to and cost of capital, uncertainty of new product development, competition, and dependence on updated technology and licenses and leases.

Contact
Steve Wagoner: InvestorRelations@SMSonline.com; (800) 766-2782
Investor Relations on the web:http://www.SMSonline.com/company/inv_rel_index.asp



             Interactive Motorsports and Entertainment Corporation
                                  (OTCBB:IMTS)
        Corporate Office: 5624 West 73rd Street o Indianapolis, IN 46278
                     Phone: 317-295-3500 o Fax: 317-298-8924
                                www.SMSonline.com